Exhibit 4

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THIS NOTE IS SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT DATED THE DATE HEREOF BETWEEN THE INITIAL HOLDER OF THIS NOTE AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, AND NO PAYMENTS HEREON MAY BE MADE, OR ACTIONS TAKEN TO ENFORCE THIS NOTE, IN VIOLATION OF SUCH SUBORDINATION AGREEMENT.

SENIOR SUBORDINATED PROMISSORY NOTE

$2,795,000	Elkhart, Indiana

FOR VALUE RECEIVED, PATRICK INDUSTRIES, INC., an Indiana corporation (hereinafter referred to as the “Borrower”), hereby promises to pay to the order of TONTINE CAPITAL OVERSEAS MASTER FUND, L.P., and its successors and assigns (hereinafter referred to as “Holder”), in the manner hereinafter provided, the principal sum of TWO MILLION SEVEN HUNDRED NINETY-FIVE THOUSAND DOLLARS ($2,795,000), as it may be increased herein, in immediately available funds and in lawful money of the United States of America, together with interest thereon, all in accordance with the provisions hereinafter specified.  This Note is one of $13,975,000 in aggregate principal amount of Senior Subordinated Promissory Notes (each a “Note” and collectively, the “Notes”) issued pursuant to the Securities Purchase Agreement dated April 10, 2007, among the Borrower and the original purchasers of the Notes (the “Purchase Agreement”), and is subject to the provisions set forth therein.

1.             Accrual of Interest.  Interest shall accrue on the outstanding principal amount hereof (including any PIK Interest, as hereafter defined) at (i) a rate equal to nine and one-half percent (9.50%) per annum for the period beginning on the date hereof and ending on the first anniversary of the date hereof (the “Initial Period”) and (ii) a rate equal to thirteen and one-half percent (13.50%) per annum for the period following the Initial Period.  Interest shall be calculated hereunder on the basis of the actual number of days elapsed.

2.             Payment of Interest.  Commencing on December 31, 2007, the Borrower shall pay interest on this Note semi-annually in arrears on each June 30 and December 31 of each calendar year and on the Maturity Date (as hereafter defined), or if any such day is not a business day, on the next succeeding business day (each an “Interest Payment Date”), to Holder.  Interest payable on this Note shall be paid on each Interest Payment Date, at the election of the Borrower, (i) in cash or (ii) in kind, in which event the amount of the principal outstanding under this Note shall be increased by the amount of such interest payment (“PIK Interest”) on such Interest Payment Date and interest shall then accrue on the increased principal amount.  During the continuance of an Event of Default, notwithstanding anything else to the contrary contained in this Note, interest payable on the outstanding principal hereunder, including any PIK Interest, shall bear interest at the then applicable interest rate set forth in Section 1 plus two percent (2%) per annum and such interest shall be payable upon demand.

3.             Scheduled Principal Payments.  The Borrower shall make payments of principal to Holder as follows: (i) on the first anniversary of this Note, the sum of $279,500, which represents 10% of original principal amount of this Note, (ii) on the second anniversary of this Note, the sum of $1,118,000, which represents 40% of original principal amount of this Note, and (iii) on May 18, 2010 (the “Maturity Date”), a final payment of the sum of the outstanding principal balance of this Note, including the amount of any PIK Interest, together with accrued and unpaid interest thereon, and all other obligations and indebtedness owing hereunder, if not sooner paid.

4.             Prepayment.  This Note may be prepaid in whole or in part at any time without premium or penalty.  Any prepayment of principal shall be accompanied by payment of any interest, if any, accrued and unpaid through the date of such prepayment.

5.             Manner and Application of Payments.  All amounts payable in cash hereunder shall be payable to Holder by wire transfer of immediately available funds.  Payments hereunder shall be applied first to interest and then to principal outstanding hereunder, except that if Holder has incurred any cost or expense in connection with the enforcement or collection of the obligations of the Borrower hereunder, Holder shall have the option of applying any monies received from the Borrower to payment of such costs or expenses plus interest thereon before applying any of such monies to any interest or principal then due.

6.             No Security.  This Note is an unsecured obligation of the Borrower and no collateral accompanies the obligations hereunder.

7.             Subordination.  The indebtedness of the Borrower evidenced by this Note, including the principal and interest, is subordinated and junior in right of payment to all Senior Liabilities under and as defined in the Subordination Agreement dated the date hereof (the “Subordination Agreement”) between the initial Holder and JPMorgan Chase Bank, N.A., as Administrative Agent, as more fully set forth in the Subordination Agreement.

8.             Treatment of Notes.  All Notes issued pursuant to the Purchase Agreement or subsequently issued in replacement thereof shall rank pari passu as to the payment of principal and interest.  Further, the Notes and any notes subsequently issued in replacement thereof shall rank senior as to the payment of principal and interest with all present and future indebtedness for money borrowed of the Borrower or any of its subsidiaries other than (i) the Senior Liabilities, (ii) indebtedness existing on the date hereof and identified on Schedule 8 to this Note and extensions, renewals and replacements of any such indebtedness that do not increase the outstanding principal amount thereof and (iii) indebtedness of the Borrower or any of its subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital lease obligations and any indebtedness assumed in connection with the acquisition of any such assets or secured by a lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any indebtedness that do not increase the outstanding principal amount thereof.

9.             Events of Default.  Each of the following acts, events or circumstances shall constitute an Event of Default (each an “Event of Default”) hereunder:

(i)            the Borrower shall default in the payment when due (in accordance with the terms of the Notes) of any principal, including PIK Interest, interest or other amounts owing hereunder or under any other Note, and such default is not cured within three (3) business days of the due date;

(ii)           any representation or warranty made by the Borrower in the Purchase Agreement to shall have been false or misleading in any material respect on the date as of which such representation or warranty was made;

(iii)          the Borrower shall fail to perform or observe any material agreement, covenant or obligation arising under any provision hereof, under any other Note or the Purchase Agreement for more than thirty (30) days following receipt by the Borrower of a notice from Holder indicating any such violation;

(iv)          any default by the Borrower under the terms of the Senior Liabilities, which results in the acceleration of the Senior Liabilities;

(v)           (a) the Borrower shall commence a voluntary case concerning itself under any bankruptcy, insolvency or similar laws or statutes (including Title 11 of the United States Code, as amended, supplemented or replaced) (collectively, the “Bankruptcy Code”); or (b) an involuntary case is commenced against the Borrower and is not dismissed within ninety (90) days; or (c) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or there is commenced against the Borrower any such proceeding; or (d) any order of relief or other order approving any such case or proceeding is entered; or (e) the Borrower is adjudicated insolvent or bankrupt; or (f) the Borrower makes a general assignment for the benefit of creditors; or (g) the Borrower shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (h) the Borrower shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; and

(vi)          this Note or any other Note shall cease to be in full force and effect, or shall cease to provide the rights, powers and privileges purported to be created hereby.

Subject to the Subordination Agreement, if an Event of Default, other than an Event of Default described in Section 9(v), occurs, the Holder by written notice to the Borrower may declare the principal of and accrued interest on this Note to be immediately due and payable.  Upon a declaration of acceleration, such principal and interest will become immediately due and payable.  If an Event of Default described in Section 9(v) occurs, the principal of and accrued interest on this Note then outstanding will become immediately due and payable without any declaration or other act on the part of the Holder.

10.           Remedies; Cumulative Rights.  In addition to the rights provided under Section 8, Holder shall also have any other rights that Holder may have been afforded under any contract or agreement at any time, including the Purchase Agreement, and any other rights that Holder may have pursuant to applicable law.  No delay on the part of Holder in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

No extension of time of the payment of this Note or any other modification, amendment or forbearance made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the liability of any co-borrower, endorser, guarantor or any other person with regard to this Note, either in part or in whole.  No failure on the part of Holder or any holder hereof to exercise any right or remedy hereunder, whether before or after the occurrence of a default, shall constitute a waiver thereof, and no waiver of any past default shall constitute a waiver of any future default or of any other default.  No failure to accelerate the debt evidenced hereby by reason of an Event of Default hereunder or acceptance of a past due installment, or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or to impose late payment charges, or shall be deemed to be a novation of this Note or any reinstatement of the debt evidenced hereby, or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right which Holder or any holder hereof may have, whether by the laws of the State of Indiana, by agreement or otherwise, and none of the foregoing shall operate to release, change or affect the liability of the Borrower under this Note, and the Borrower hereby expressly waives (to the extent allowed by law) the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing.

11.           Waivers.  Except for the notices expressly required by the terms of this Note (which rights to notice are not waived by the Borrower), the Borrower, for itself and its successors and assigns, hereby forever waives presentment, protest and demand, notice of protest, demand, dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and waives and renounces (to the extent allowed by law), all rights to the benefits of any statute of limitations and any moratorium, appraisement, and exemption now allowed or which may hereby be provided by any federal or state statute or decisions against the enforcement and collection of the obligations evidenced by this Note and any and all amendments, substitutions, extensions, renewals, increases, and modifications hereof.

12.           Attorneys’ Fees.  The Borrower agrees to pay all reasonable costs and expenses of collection and enforcement of this Note when incurred, including Holder’s reasonable attorneys’ fees and legal and court costs, including any incurred on appeal or in connection with bankruptcy or insolvency, whether or not any lawsuit or proceeding is ever filed with respect hereto.

13.           Severability; Invalidity.  The Borrower and Holder intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions.  However, if any provisions, provision, or portion of any provision in this Note is found by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, or administrative or judicial decision, or public policy, and if such court would declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force and effect to the fullest possible extent they are legal, valid and enforceable, and the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were severable and not contained herein, and the rights, obligations and interest of the Borrower and Holder hereof under the remainder of this Note shall continue in full force and effect.

14.           Usury.  All terms, conditions and agreements herein are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the holders hereof for the use, forbearance or detention of the money advanced hereunder exceed the highest lawful rate permissible under applicable laws.  If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if under any circumstances the holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to reduction of the unpaid principal balance due hereunder and not to the payment of interest.

15.           Assignment.  The Borrower may not transfer, assign or delegate any of its rights or obligations hereunder.  This Note shall accrue to the benefit of Holder and its successors and shall be binding upon the undersigned and its successors.  Holder shall have the right, without the consent of the Borrower, to transfer or assign, in whole or in part, its rights and interests in and to this Note, and, as used herein, the term “Holder” shall mean and include such successors and assigns.

16.           Notices.  Any notices required or permitted to be given under the terms of this Note shall be sent or delivered personally or by courier (including a recognized, receipted overnight delivery service) or by facsimile (with a copy sent by a recognized, receipted overnight delivery service) and shall be effective upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party.  The addresses for such communications shall be:

If to the Borrower:

Patrick Industries, Inc.

107 West Franklin Street

Elkhart, Indiana 46516

Telephone: (574) 294-7511

Facsimile:  (574) 522-5213

Attention:  Andy Nemeth

If to Holder:

Tontine Capital Partners, L.P.

55 Railroad Avenue, 1st Floor

Greenwich, Connecticut 06830

Attention: Mr. Jeffrey L. Gendell

Telephone: (203) 769-2000

Facsimile: (203) 769-2010

Each party shall provide notice to the other party of any change in address.

17.           Amendment.  The provisions of this Note may be amended only by a written instrument signed by the Borrower and Holder.

18.           Governing Law.  THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF ALL PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF INDIANA.

19.           Jurisdiction; Waiver of Jury Trial.  ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE FILED, TRIED AND LITIGATED IN THE STATE AND FEDERAL COURTS LOCATED IN INDIANA.  THE BORROWER WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, INCLUDING CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  THE BORROWER HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES THE AFORESAID TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature page follows]

EXECUTED AND DELIVERED at Elkhart, Indiana as of the date written below.

PATRICK INDUSTRIES, INC.

Dated as of May 18, 2007	By:	/s/ Andy L. Nemeth
	Name:	Andy L. Nemeth
	Title:	Executive Vice President-Finance